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Exhibit 16.1


                                                  [Deloitte & Touche letterhead]



November 25, 2003

Securities and Exchange Commission
Mail Stop 11-3
450  5(th) Street N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Shurgard Storage Centers, Inc.'s Form 8-K dated November 13, 2003, and have the following comments:

1.    We agree with the statements made in:

      -     Sections I, II, IV, V, and VI

      -     Section III

            -     Introductory paragraph

            -     The first, second, fifth and seventh subparagraphs

            - The third, fourth, and fifth sentences of the third subparagraph

            - The first, second, and third sentences of the fourth subparagraph

            - The first, second, third, fourth, sixth, and seventh sentences of the sixth subparagraph

2. We have no basis on which to agree or disagree with the following statements made in Section III:

      -     The first, second, and sixth sentences of the third subparagraph

      -     The fourth sentence of the fourth subparagraph

3. With respect to the statements made in the fifth sentence of the sixth subparagraph of Section III, our letter to the Company states, "This is to confirm that the client-auditor relationship between Shurgard Storage Centers, Inc. (Commission File No. 0-011455) and Deloitte & Touche LLP has ceased."

Yours truly,


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP